TRAVELERS SERIES FUND INC.
                   SMITH BARNEY AGGRESSIVE GROWTH PORTFOLIO

		   May 1, 2003 through October 31, 2003

Issuer:		Cancervax Corp.
Trade Date:	10/29/03
Selling Dealer:	Lehman Bros.
Purchase Shares:	110,150
Trade Price:	$12.00
Amount:		$1,321,800.00
% of Issue (1):	1.72% A


     (1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

   A - Includes purchases of $87,000 by other affiliated mutual funds and discretionary accounts.